news release

For Immediate Release	Contact: Mark Borman – ADC Investor Relations 952.917.0590

mark.borman@adc.com

Donna Burke – ADC Public Relations 952.917.0150

donna.burke@adc.com

ADC Announces Executive Promotions

Steven Nemitz Appointed Vice President and Controller; Kimberly Hartwell Named Vice President,
Americas Sales, Marketing and Customer Service

MINNEAPOLIS — May 23, 2007 — ADC (NASDAQ: ADCT, www.adc.com) today announced the appointment of Steven Nemitz as Vice President, Controller, and
Kimberly Hartwell as Vice President, Americas Sales, Marketing and Customer Service.
Nemitz is the successor to the Controller position following the recent promotion of James G. Mathews as Chief Financial Officer. Nemitz also will serve as ADC’s principal accounting officer. Hartwell’s appointment follows a decision by Stephen C. Mitchell to leave ADC in order to pursue an opportunity with another company.

“The promotion of both Steve Nemitz and Kim Hartwell to these key management roles reflects the strength of ADC’s management team. They are both exceptional leaders and I am excited about the opportunity for ADC to benefit from their contributions in these important executive roles,” said Robert E. Switz, president and CEO of ADC. “I also want to thank Steve Mitchell for his contributions to ADC’s success during his tenure with the company.”

Nemitz joined ADC in January 2000 and has served in a variety of positions with progressively increasing responsibility, most recently as assistant corporate controller. Prior to ADC, he served as senior auditor at Arthur Andersen. Nemitz has an undergraduate degree in accounting from University of St. Thomas and is a Certified Public Accountant.

Hartwell joined ADC in July 2004. Prior to ADC, she served in leadership roles with Emerson Electric and Marconi. Hartwell has an undergraduate degree in electrical engineering and math from Vanderbilt University and an MBA degree from Case Western Reserve University.

About ADC
ADC provides the connections for wireline, wireless, cable, broadcast, and enterprise networks around the world. ADC’s innovative network infrastructure equipment and professional services enable high-speed Internet, data, video, and voice services to residential, business and mobile subscribers. ADC (NASDAQ: ADCT) has sales into more than 130 countries. Learn more about ADC at www.adc.com.

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